ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
               PACIFIC INTERNATIONAL HOLDING, INC.

     Pacific  International  Holding,  Inc.  hereby  amends   its
Articles of Incorporation as follows, to-wit:

     FIRST, the name of the corporation is "Pacific International
Holding, Inc.";

     SECOND, the text of each amendment adopted is:

     (a) ARTICLE VI is amended to provide in its entirety:

          The corporation may take action by the written consent of fewer than all of the shareholders entitled to vote with respect to the subject matter: of an action in question; provided, however, that in order to be valid any and all such written consents shall be made and provided in accordance with all applicable requirements of 16-10a-704 of the Utah Revised Business Corporation Act and signed by the holders of not less than a majority of the corporation's outstanding shares (calculated as of the record date provided for by 16-10a-704(6)) of that Act.

      THIRD, the foregoing amendment of ARTICLE VI does not provide for an exchange or reclassification of issued shares;

      FOURTH, the foregoing amendments were adopted on March 13, 1998 by the shareholders of the Corporation at a special meeting duly noticed and held on that date ("the Meeting Date"); and,

      FIFTH, (a) the Corporation had only one voting group as of the Meeting Date ---the 9,002,500 shares it had issued and outstanding (and all of which were under its Articles of Incorporation entitled to vote generally on the amendment) of the only class of stock which the Corporation was then authorized to issue, to-wit: $0.001 par value common stock, and 6,440,000 shares of the Corporation's said sole voting group were indisputably represented at the said special meeting; and,

      (b) a total of 6,440,000 votes were cast for ---and -0-votes were cast against--- the amendment set forth above by the Corporation's sole voting group, which number constituted more than a majority of the Corporation's outstanding shares and was sufficient for approval and adoption of the amendment by the Corporation's sole voting group.

        WHEREFORE, the undersigned Secretary of Pacific International Holding, Inc. hereby makes and executes these Articles of Amendment pursuant to specific authorization and the board of directors of said Corporation to do, on this 13th day of 1998:


/S/ Ken Chu, Secretary
Ken Chu, Secretary
                              E1-1
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